Exhibit 99.1
Asana Appoints Revenue Leader Marc Boroditsky to Board of Directors

Boroditsky brings decades of experience scaling go-to-market strategies and revenue operations for Twilio, Cloudflare, as Asana charts new era as platform for AI and human coordination

SAN FRANCISCO, April 17, 2025 - Asana, Inc. (NYSE: ASAN) (LTSE: ASAN), a leading enterprise work management platform, today announced the appointment of Marc Boroditsky to its Board of Directors. Mr. Boroditsky brings significant go-to-market expertise and a proven track record of scaling revenue organizations at high-growth, multi-billion dollar revenue SaaS companies, which will be instrumental to Asana’s next stage of growth.

“I'm excited to welcome Marc to our Board," said Dustin Moskovitz, CEO and co-founder of Asana. "Marc's extensive experience scaling SaaS companies with significant enterprise sales and self-service businesses into multi-billion dollar enterprises with sustained double-digit growth rates will be invaluable to Asana as we chart our path to becoming the definitive platform for human + AI coordination."

During his time as President of Revenue at Cloudflare, Mr. Boroditsky transformed the company's go-to-market approach by building customer journeys that foster full platform adoption. He built a collaborative culture based on first principles and accountability, implementing metrics-driven processes that delivered record-setting enterprise sales results and productivity. Previously at Twilio, Marc was Senior Vice President of Global Sales, then Chief Revenue Officer, where he reimagined the go-to-market strategy by creating a hybrid model that fueled self-service growth, along with enterprise sales, resulting in a tenfold increase in revenue and customer growth from 40,000 to over 250,000.

"I'm incredibly excited to join Asana's Board at such a transformative time for the company," said Marc Boroditsky. "The opportunity to work with a leading team building a product that is poised to deliver on the promise of AI transforming how we work is something I couldn't pass up. I'm impressed by Asana’s vision to apply AI not just as a feature, but as a trusted teammate to reinvent how organizations operate and achieve greater business outcomes faster.”

Mr. Boroditsky's appointment strengthens Asana's board with his unique blend of entrepreneurial vision and operational excellence. His experience spans from early-stage startups to publicly traded companies, with demonstrated expertise in profitable, high-growth global companies scaling across both product-led and sales-led go-to-market models.

About Asana

Asana, a leading enterprise work management platform, is where work connects to goals. Over 169,000 customers like Amazon, Accenture, Morningstar, Anthropic and Suzuki rely on Asana to manage and automate everything from goal setting and tracking to capacity planning to product launches. To learn more, visit www.asana.com.

Contacts
Eva Leung
Asana Investor Relations
ir@asana.com

Exhibit 99.1

Frances Ward
Asana Communications
press@asana.com